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                                                                    EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 5, 1998, except for the discontinued operations reclassifications in the Consolidated Statements of Operations and Note D, which are as of April 9, 1999, relating to the financial statements and financial statement schedules of World Access, Inc. for the two years in the period ended December 31, 1997, which appears in World Access Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Atlanta, Georgia
May 20, 1999